Exhibit 99.1

PRESS RELEASE

Contact:	Robert McPherson
Senior Vice President, CFO
954-202-4000

FOR IMMEDIATE RELEASE

METALS USA ANNOUNCES COMPLETION OF NEW TERM LOAN DEBT FINANCING AND REDEMPTION OF 11 1/8% SENIOR SECURED NOTES

December 14, 2012 — FORT LAUDERDALE, FLORIDA — Metals USA, Inc. (“Metals USA”), a wholly-owned subsidiary of Metals USA Holdings Corp. (NYSE: MUSA), today announced that it has entered into a new seven year senior secured term loan in the amount of $225 million and has redeemed all of its outstanding 11 1/8% Senior Secured Notes due 2015 (the “Notes”). The new term loan bears interest at LIBOR plus 5.0%, and includes a 1.25% LIBOR floor and 1% of original issue discount. The interest rate is 6.25% at the closing of the term loan compared to an interest rate of 11 1/8% on the Notes. Metals USA projects the refinancing will reduce annual cash interest expense by approximately $10 million, which is also expected to generate positive impacts to both free cash flow and annual pro forma earnings per share.

About Metals USA, Inc.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. For more information, visit Metals USA’s website at www.metalsusa.com. The information contained in this release is limited and Metals USA encourages interested parties to read Metals USA’s annual report on Form 10-K, its quarterly reports on Form 10-Q and its other reports, statements and materials filed with the Securities and Exchange Commission for more complete information about Metals USA. Additionally, copies of Metals USA’s filings with the Securities and Exchange Commission, together with press releases and other information investors may find of interest, can be found at Metals USA’s website at www.metalsusa.com under “Investor Relations.”

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined under the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements concerning the company’s refinancing, its financial performance and projections concerning its capital structure, balance sheet and expected interest expense savings. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in the Company’s historic periodic filings with the SEC. As a result, these statements speak only as of the date that they were made, and Metals USA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.